Exhibit 2.3

AMENDMENT NO. 2 TO
THE AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT (“Amendment”) effective as of October 5, 2023 (the “Effective Date”) to the Agreement and Plan of Reorganization dated as of May 29, 2023 and amended as of June 22, 2023 (the “M/A”), by and among (i) Atlantic Acquisition Corp, a Delaware corporation (“Atlantic”), (ii) Atlantic Merger LLC, a Delaware limited liability company and a majority-owned subsidiary of Atlantic (“Atlantic Merger Sub”), (iii) SeqLL Inc., a Delaware corporation (“SeqLL”), (iv) SeqLL Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of SeqLL (“Purchaser Sub”), (v) Lyneer Investments, LLC, a Delaware limited liability company (the “Company”), (vi) IDC Technologies, Inc., a California corporation (“IDC”), and (vii) Lyneer Management Holdings LLC, a Delaware limited liability company (“Lyneer Management,” and together with IDC, the “Sellers”). Each of Atlantic, Atlantic Merger Sub, SeqLL, Purchaser Sub, the Company and the Sellers are hereinafter referred to as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H :

WHEREAS, the Parties entered into the M/A dated as of May 29, 2023;

WHEREAS, on June 22, 2023, the Parties entered into Amendment No. 1 of the M/A to amend the methodology for the number of shares of SeqLL Common Stock to be issued in the Merger; and

WHEREAS, the Parties have agreed to further amend the M/A to revise the Merger consideration to be given to the Sellers and to extend the Termination Date.

NOW, THEREFORE, in consideration of the mutual promises and covenants and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:

1. Recital F of the M/A is hereby amended and restated in its entirety to read as follows:

F. It is contemplated that promptly following the execution of this Agreement, SeqLL will, pursuant to Section 4.7 hereof, file a registration statement (or prior to the Closing, consummate a private placement) for a capital raise of approximately $50,000,000 (“Capital Raise”), the closing of which will be a condition to the completion of the Mergers and the proceeds of which will be used to pay the Cash Consideration and for working capital of SeqLL post-closing of the Mergers;

2. Section 2.3 of the M/A is hereby amended and restated in its entirety to read as follows:

2.3 Merger Consideration. Subject to the terms of this Agreement, in consideration for the SeqLL Merger and the acquisition by SeqLL of a 100% membership interest in the Company, SeqLL shall make the following payments (collectively, the “Merger Consideration”):

(a) Cash Consideration. SeqLL shall pay $40,000,000 to or on behalf of the Sellers via wire transfer of immediately available funds (the “Cash Consideration”), of which $36,000,000 shall be paid to IDC in order to repay outstanding indebtedness and $4,000,000 shall be paid to Lyneer Management; and

(b) Stock Consideration. Upon the completion of the Capital Raise and the consummation of the Merger, SeqLL shall issue:

(i) a number of shares of SeqLL Common Stock to the Sellers equal to the quotient of $50,000,000 divided by the Offering Price (the “Stock Consideration”), of which ninety (90%) percent of such shares shall be issued to IDC and ten (10%) percent of such shares shall be issued to Lyneer Management.

(ii) a number of shares of SeqLL common stock to Atlantic (the “Atlantic Consideration”) to be determined in accordance with the following formula:

(A/B) – [(C/B) + D]

Where:

A = $150,000,000

B = the Offering Price Per Share

C = $62,000,000

D = number of shares of SeqLL Common Stock sold in the Capital Raise (exclusive of underlying warrant shares issued in respect of any over-allotment option).

(iii) SeqLL shall instruct its transfer agent to deliver certificates or book entries for the Stock Consideration and the Atlantic Consideration.

3. Section 2.4(c) of the M/A is hereby amended and restated in its entirety to read as follows:

(c) If at any time during the period between the date hereof and the Closing Date any change in the outstanding shares of capital stock of SeqLL shall occur as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split only to the extent such split has not been previously taken into account in determining the Stock Consideration) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (exclusive of any stock dividend provided for in the M/A) is declared with a record date during such period, the Stock Consideration issuable hereunder shall be equitably adjusted to reflect such change to maintain the $50,000,000 of Stock Consideration and $12,000,000 for the stock dividend.

4. Section 3.8(c) of the M/A is hereby amended and restated to read as follows:

(c) Completion of the Capital Raise with gross proceeds therefrom being not less than $50,000,000.

5. 1. Section 10.1(e) of the M/A is hereby amended to replace the date “July 31, 2023” (the “Termination Date”) with October 31, 2023.

6. No Further Amendment. The Parties hereby agree that all other provisions of the M/A shall, subject to the amendments set forth in this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the M/A or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the M/A. From and after the date of this Amendment, each reference in the M/A to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the M/A in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the M/A, as amended by this Amendment, whether or not this Amendment is expressly referenced.

7. Other Terms. The provisions of Article X of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto, mutatis mutandis. All capitalized terms used herein without definition shall have the meanings assigned to such terms in the M/A.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 to the Agreement and Plan of Reorganization on the date first above written.

PURCHASER:

SeqLL INC., a Delaware corporation

By:	/s/ Daniel Jones
Daniel Jones, Chief Executive Officer

PURCHASER SUB:

SEQLL MERGER LLC, a Delaware limited liability company

By:	/s/ Daniel Jones
Daniel Jones, Managing Member

ATLANTIC ACQUISITION CORP., a Delaware corporation

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Chief Executive Officer

ATLANTIC MERGER LLC, a Delaware limited liability company

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Managing Member

COMPANY:

LYNEER INVESTMENTS, LLC, a Delaware limited liability company

By:	/s/ Prateek Gattani
Prateek Gattani, Manager

SELLERS:

IDC TECHNOLOGIES, INC., a California corporation

By:	/s/ Prateek Gattani
Prateek Gattani, Chief Executive Officer

LYNEER MANAGEMENT HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ James S. Radvany
James S. Radvany, Manager

SIGNATURE PAGE TO AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF REORGANIZATION